Exhibit 10.3

EXECUTION VERSION

F45 TRAINING HOLDINGS INC.

STOCKHOLDERS’ AGREEMENT

MARCH 15, 2019

Exhibit

Exhibit A Form of Joinder to Stockholders’ Agreement

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is made as of March 15, 2019 by and among F45 Training Holdings Inc., a Delaware corporation (the “Company”), MWIG LLC, a Delaware limited liability company (the “Investor”), Mr. Adam James Gilchrist, an individual (“Gilchrist”), Mr. Robert Benjamin Deutsch, an individual (“Deutsch”) and 2M Properties Pty Ltd (ACN 109 057 383), a proprietary company limited by shares organized and existing under the laws of Australia, as trustee for The 2M Trust (the “2M Trust” and, together with Gilchrist and Deutsch, collectively, the “Founders”) (the Founders, together with the Investor and any subsequent stockholders or option holders, or any transferees, who become parties hereto, collectively, the “Stockholders”).

WHEREAS, the Company, the Investor and the Founders, among others, are parties to that certain Share Purchase Agreement, dated as of March 15, 2019 (the “Purchase Agreement”), pursuant to which, among other things, Flyhalf Acquisition Company Pty Ltd (ACN 632 252 110), a proprietary company limited by shares organized and existing under the laws of Australia and wholly-owned indirect subsidiary of the Company, acquired through a series of transactions all of the issued and outstanding capital stock of F45 Aus Hold Co Pty Ltd (ACN 620 135 426), a proprietary company limited by shares organized and existing under the laws of Australia; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Investors have acquired effective as of the date hereof 10,000,000 shares of the Preferred Stock of the Company, par value $0.0001 per share (the “Preferred Stock”) and the Founders have acquired effective as of the date hereof 29,000,000 shares of the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, Company and Stockholders desire to enter into this Agreement to provide for certain registration rights, voting rights and other rights and obligations related to the Shares (as defined below), among other matters.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Bankruptcy Proceeding” means (a) the commencement by a Person of a voluntary case or proceeding under title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Federal Bankruptcy Act”) or any other similar federal or state law or any other case or proceeding to be adjudicated a bankrupt or insolvent, (b) the consent (whether by action or inaction) by a Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under the Federal Bankruptcy Act or any other similar federal or state law or to the commencement of any bankruptcy or insolvency case or proceeding against a Person, (c) the filing by a Person of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by a Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of a Person of any substantial part of the property of such Person, (d) the making by a Person of an assignment for the benefit of creditors or (e) the admission by a Person in writing of its inability to pay its debts generally as they become due.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York or Sydney, Australia are closed either under applicable Law or action of any Governmental Authority.

“Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as amended or restated from time to time after the date of this Agreement.

“Co-Sale Pro Rata Portion” means with respect to each Transfer of Shares by a Co-Sale Participant pursuant to its Co-Sale Right, a number of Shares equal to the product of (a) the total number of Shares proposed to be Transferred by the Investor and subject to such Co-Sale Right multiplied by (b) a fraction, the numerator of which is equal to the sum of the number of Shares then held by such Co-Sale Participant on the date of the Co-Sale Notice and the denominator of which is the sum of the total number of Shares then held by all Co-Sale Participants and the Investor on the date of the Co-Sale Notice.

“Contract” means any written contract, agreement, lease, license, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempt Transfer” means (a) with regard to Investor, a transfer by Investor to its stockholders, members, partners or other equity holders, pursuant to an agreement approved by a majority of the Board or (b) with regard to any Selling Stockholder that is a natural person, upon a transfer of Transfer Stock by such Selling Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Selling Stockholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board, or any custodian or trustee of any trust, any partnership or any limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Selling Stockholder or any such family members; provided that in the case of each of clause(s) (a) and (b), the Selling Stockholder shall deliver twenty (20) days prior written notice to the Company of such transfer, and all shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and any permitted transferee shall, as a condition to effectiveness of any transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Selling Stockholder as if an original party hereto (but only with respect to the Transfer Securities so transferred to the transferee), including the obligations of a Selling Stockholder with respect to proposed Selling Stockholder Transfers of such Transfer Stock pursuant to Section 6.4; and provided further in the case of any transfer pursuant to clause (a) or (b) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof, and any court, tribunal of competent jurisdiction.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 3.9 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” or “Liabilities” means any liability or obligation due or to become due.

“New Securities” means any shares of capital stock of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase said shares of capital stock, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for capital stock; provided that the term “New Securities” does not include any (a) any securities issued to employees, consultants, advisors, service providers, officers, and directors of the Company, if such issuance is made pursuant to an incentive plan approved by the Board; (b) securities issued in connection with any stock split, stock dividend, or recapitalization by the Company or as a distribution on the Common Stock; (c) securities issued pursuant to the acquisition of another business or entity by the Company by merger, purchase of assets or shares, or other reorganization if such issuance is approved by the Board; (d) securities issued in connection with obtaining lease or bank financing, whether issued to a lessor, bank, guarantor, or other Person, if such issuance is approved by the Board; (e) securities issued to vendors or customers of the Company, or to other Persons in similar commercial arrangements with the Company, if such issuance is approved by the Board; (f) securities issued in connection with corporate partnering transactions, if such issuance is approved by the Board; and (g) any right, option, or warrant to acquire any security convertible into or exercisable for the securities excluded from the definition of New Securities pursuant to clauses (a) through (f) above.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Qualifying Transaction,” means a transaction in which the aggregate transaction price payable to Investor for its shares is greater than or equal to $110,000,000.

“Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Preferred Stock and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 3 of this Agreement are not assigned.

“Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.2, 3.3 or 3.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and one counsel for the selling Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale.

“Special Registration Statement” shall mean (a) a registration statement relating to any employee benefit plan or (b) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (c) a registration related to stock issued upon conversion of debt securities.

“Transfer” means any direct or indirect sale, transfer, assignment, gift, bequest, donation, pledge, hypothecation, encumbrance, mortgaging, assignment as collateral, or disposition of all or any portion of a Share by any other means, whether for value or for no value and whether voluntary or involuntary (including by realization upon any encumbrance, by operation of Law or by judgment, levy, attachment, garnishment, Bankruptcy Proceeding or other legal or equitable proceedings). For any Stockholder that is an entity, “Transfer” shall include the direct or indirect Transfer of equity or beneficial interests in such entity.

“Transfer Stock” means shares of capital stock owned by a Selling Stockholder, or issued to a Selling Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Approved Sale	6.3(a)
Board	3.2
Company	Preamble
Company Covered Persons	5.6(a)
Company Notice	6.2(b)
Company ROFR Period	6.2(b)

Defined Term	Section
Confidential Information	4.1(d)
Co-Sale Notice	6.4(a)
Co-Sale Participant	6.4(b)
Co-Sale Right	6.4(b)
Deutsch	Preamble
Disqualification Event	5.6(a)
Founder	Preamble
Founder Directors	5.2(a)
Founder Shares	5.1(a)
Gilchrist	Preamble
Holder Violation	3.8(b)
Initiating Holders	3.2(a)
Investor	Preamble
Investor Shares	5.1(b)
Offer Notice	6.1(a)
Overallotment Notice	6.2(e)
Participating Stockholders	6.2(c)
Participating Stockholders’	6.2(e)
Overallotment Notice
Preferred Directors	5.1(b)
Proposed Transfer Notice	6.2(b)
Prospective Transferee	6.2(a)
Purchase Agreement	Recitals
Requisite Stockholders	6.3(a)
Right of First Refusal	6.2(a)
Second Proposed Transfer Notice	6.2(c)
Secondary Refusal Right	6.2(c)
Secondary ROFR Notice	6.2(c)
Secondary ROFR Period	6.2(c)
Selling Stockholder	6.4(a)
Shares	5.1(b)
Stockholder Representative	6.3(a)(vii)
Stockholder ROFR Period	6.2(c)
Stockholders	Preamble
Suspension Period	3.6(a)
Transfer Shares	6.2(a)
Violation	3.8(a)

Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The term “or” will not be deemed to be exclusive. The phrase “made available to” means disclosures made, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions or in any other form in expectation of the transactions contemplated by this Agreement. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the United States dollar.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to the Company and to each other Stockholder that (a) such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement, and (b) the execution and delivery of this Agreement has been duly and validly authorized, and all necessary action has been taken, to make this Agreement a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

ARTICLE 3

RESTRICTIONS ON TRANSFER; REGISTRATION

Section 3.1 Restrictions on Transfer.

(a) No holder of Preferred Stock shall Transfer all or any portion of the Preferred Stock to any Person engaged directly or indirectly (including via Affiliates or portfolio companies of such holder, its Affiliates or any funds managed or controlled by such holder or Affiliate) in the business of owning, operating or franchising fitness facilities or fitness training programs without the prior approval of the Founders holding a majority of the Common Stock (which the Founders may withhold or provide in their sole discretion).

(b) Without limiting Section 3.1(a), each Holder agrees not to Transfer all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed Transfer and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed Transfer, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Transfer will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(c) Notwithstanding the provisions of subsection (b) above, no restriction set forth in Section 3.1(b) shall apply to a Transfer by a Holder that is (i) a partnership transferring to its partners or former partners in accordance with partnership interests, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (iv) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

Section 3.2 Demand Registration.

(a) Subject to the conditions of this Section 3.2, if the Company shall receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $50,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 3.2, use reasonable best effort to effect as expeditiously as reasonably possible the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.2 or any request pursuant to Section 3.4 and the Company shall include such information in the written notice referred to in Section 3.2(a) or Section 3.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.2 or Section 3.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 3.2:

(i) prior to the expiration of the restrictions on transfer set forth in Section 3.11 following the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 3.2, and such registrations have been declared or ordered effective;

(iii) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 3.2(a), the Company gives notice to the Holders of the Company’s intention to make a public offering within ninety (90) days;

(iv) if the Company furnishes to the Holders requesting a registration statement pursuant to this Section 3.2 a certificate signed by a majority of the Board of Directors of the Company (the “Board”) stating that, in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

(v) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.4 below; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Section 3.3 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) If the registration statement of which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the Company determines in good faith, based on consultation with the underwriter, that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the number of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling Stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.5 hereof.

Section 3.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, use reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4:

(i) if Form S-3 is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five million dollars ($5,000,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 3.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by a majority of the Board stating that, in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 3.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 3.4, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall use reasonable best efforts to file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 3.4 shall not be counted as demands for registration or registrations effected pursuant to Section 3.2.

Section 3.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.2, 3.3 or 3.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding (including any Registration Expenses) begun pursuant to Section 3.2 or 3.4, the request of which has been subsequently withdrawn by the Holders making such registration request pursuant to Section 3.2 or 3.4 (as the case may be) unless (a) the withdrawal is based upon material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of such request or (b) if the registration proceeding was withdrawn under Section 3.2(c) or 3.4(b)(v) and the Holders of a majority of Registrable Securities (i) request payment by the Company of Registration Expenses, and (ii) agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c) or 3.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration pursuant to Section 3.2 or 3.4 in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (b) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c) or 3.4(b)(v), as applicable, to undertake any subsequent registration.

Section 3.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of at least thirty percent (30%) of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. All Holders registering shares under such registration statement (including the Initiating Holders) shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the Suspension Period (and any extension thereof); and (ii) if so directed by the Company, use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

Section 3.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.2, 3.3 or 3.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 3.2 or Section 3.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 3.2 or Section 3.4, whichever is applicable.

Section 3.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, officers and directors, any underwriter (as defined in the Securities Act) for such Holder and any person who controls such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.8(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d) If the indemnification provided for in this Section 3.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 3.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 3.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 3.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 2,750,000 shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

Section 3.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 7.14, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders, unless such agreement is approved by Holders of at least a majority of the Registrable Securities then outstanding (on an as-converted basis) and such holder or prospective holder’s registration rights are subordinate to or pari passu with the rights of Holders of Preferred Stock.

Section 3.11 Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) (i) during the 180-day period following the effective date of the Initial Offering, plus, if notified to each Holder, up to an additional eighteen (18) days to the extent reasonably necessary to comply with applicable Law (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that, with respect to (i) and (ii) above, all officers and directors of the Company and holders of at least two percent (2%) of the Company’s voting securities are bound by and have entered into similar agreements.

Section 3.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriters that are consistent with the Holder’s obligations under Section 3.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 3.11 and this Section 3.12 shall not apply to a Special Registration Statement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such shares of Common Stock (or other securities) until the end of such period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 3.11 and 3.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 3.11 and 3.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

Section 3.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 3.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.2, Section 3.3, or Section 3.4 hereof shall terminate upon the earliest to occur of: (a) the date five (5) years following a Qualified IPO (as defined in the Certificate), (b) the effective date of a Deemed Liquidation Event (as defined in the Certificate) and (c) such time as all Registrable Securities of the Company issuable or issued upon conversion of the Preferred Stock held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

ARTICLE 4

COVENANTS OF THE COMPANY

Section 4.1 Basic Financial Information and Reporting.

(a) To the extent requested by the Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within sixty (60) days thereafter, the Company will furnish the Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all unaudited, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein with the exception that no notes need be attached to such statements) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Notwithstanding the foregoing, at such time as the Board determines, in its sole discretion, that the Company shall produce audited financials, to the extent requested by the Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish the Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such audited financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(b) To the extent requested by the Investor, the Company will furnish the Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c) To the extent requested by the Investor, the Company will furnish to the Investor at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year.

(d) The Investor agrees to maintain the confidentiality of any confidential and proprietary information of the Company obtained by it (“Confidential Information”); provided, however, that Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Investor or its representatives, (b) is already in the Investor’s possession, provided that such information is not subject to a contractual, legal or fiduciary obligation of confidentiality for the benefit of the Company, or (c) becomes available to the Investor on a non-confidential basis from a source other than the Company or any of its Affiliates or representatives, provided that such source is not bound by a contractual, legal or fiduciary obligation to keep such information confidential for the benefit of the Company. The foregoing will not prohibit the Investor from disclosing Confidential Information (i) to the extent it is required to do so by applicable Law so long as the Investor provides the Company prompt notice of the Confidential Information that it is legally required to disclose and takes appropriate steps to preserve the confidentiality of such information to the extent reasonably practicable (including by, for example, cooperating with the Company to seek an appropriate protective order) or (ii) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or to any Affiliate (or employee thereof), partner, member, shareholder, employee or wholly owned subsidiary of the Investor in the ordinary course of business, provided that any such Person (other than an employee or Affiliate (or employee thereof)) that is not under a pre-existing confidentiality obligation with respect to such Confidential Information that is similar in scope to the provisions in this Section 4.1(d) shall first agree to be bound by terms no less restrictive than those provided for in this Section 4.1(d) in respect of such Confidential Information; provided further that if the Investor provides Confidential Information to its employees or Affiliates (or employees thereof), the Investor shall be responsible for using commercially reasonable efforts to ensure that such employee or Affiliate maintains the confidentiality of such Confidential Information in accordance with this Section 4.1(d). Notwithstanding anything to the contrary herein, the Investor may include financial information concerning the Company and statements concerning the nature and progress of the Company’s business in the Investor’s reports to its Affiliates and their respective limited partners.

Section 4.2 Preferred Director Approval. So long as the holders of Preferred Stock are entitled to designate the Preferred Directors, the approval of the Board to take the following actions must include the affirmative vote of the Preferred Directors:

(a) enter into a material transaction involving the acquisition, sale or license of assets of the Company in excess of $50 million (other than an Approved Sale);

(b) change the principal business of the Company;

(c) settle or compromise a material claim by or against the Company involving aggregate amounts reasonably expected to exceed $15 million;

(d) incur any aggregate indebtedness in excess of $20 million that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

(e) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors; or

(f) enter into a material transaction with any Affiliate or any Founder.

Section 4.3 Inspection. For so long as the Investor holds not less than 2,750,000 shares of Preferred Stock, the Company shall permit Investor, at the Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Section 4.4 Investment Committee. For so long as the Investor is entitled to designate a Preferred Director, there shall be an investment committee of the Board comprised of three (3) members, with at least one (1) member consisting of a Preferred Director.

Section 4.5 Termination of Covenants. All covenants of the Company contained in Section 4 shall expire and terminate upon the earlier of (a) a Qualified IPO and (b) a Deemed Liquidation Event, each as defined in the Certificate.

ARTICLE 5

VOTING PROVISIONS

Section 5.1 Founder and Investor Shares.

(a) The Founders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Founders after the date hereof (collectively, the “Founder Shares”) subject to, and to vote the Founder Shares in accordance with, the provisions of this Agreement.

(b) The Investor agrees to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in its name or beneficially owned by the Investor as of the date hereof and any and all other securities of the Company legally or beneficially acquired by the Investor after the date hereof (the “Investor Shares” and, together with the Founder Shares, collectively the “Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

Section 5.2 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, to elect members of the Board (including pursuant to an action by written consent of the holders of capital stock of the Company) as follows:

(a) three (3) individuals designated from time to time by the Founders (the “Founder Directors”), which individuals initially shall be Gilchrist, Deutsch and Chris Payne ; and

(b) (i) for so long as the Investor continues to own beneficially at least 8,250,000 shares of Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), two (2) individuals designated from time to time by the Investor, who initially shall be Michael T. Raymond and Tom Dowd or (ii) for so long as the Investor owns beneficially at least 5,500,000 but not more than 8,250,000 shares of Preferred Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), one (1) individual designated from time to time by the Investor (the director or directors designated by the Investor pursuant to this Section 5.2(b), the “Preferred Directors”).

Section 5.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

Section 5.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 5.2 or 5.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Section 5.2 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 5.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 5.2 or 5.3 shall be filled pursuant to the provisions of this Article 5; and

(c) upon the request of any party entitled to designate a director as provided in Section 5.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Article 5, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

Section 5.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 5.6 No “Bad Actor” Disqualification.

(a) The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Agreement, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, provided that Company Covered Persons do not include (i) the Investor, (ii) any Founder, (iii) any Person that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and the Investor or any Founder and (iv) any director of the Company that has been designated by the Investor or any Founder.

(b) The Investor and each Founder represents and warrants that neither (i) such Person, nor (ii) any Affiliate of such Person, nor (iii) any director of the Company that has been designated by such Person, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iv) under the Securities Act and disclosed in writing in reasonable detail to the Company. No party to this Agreement will select a designee that is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act, in which case such party will promptly disclose in writing to the Company and other parties to this Agreement any and all information necessary for the Company to determine whether Rule 506(d)(2)(ii) or (iii) or (d)(3) applies.

(c) Each Stockholder represents that it has exercised reasonable care to determine the accuracy of the representation made by it in either Section 5.6(a) or (b), as applicable, and agrees to notify each other Stockholder if it becomes aware of any fact that makes the representation given by it hereunder inaccurate.

Notwithstanding any other provision in this Agreement to the contrary, no Stockholder will be required to vote for any director or proposed director who is subject to a Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act. Each person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

Section 5.7 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

ARTICLE 6

ISSUANCE AND TRANSFER PROVISIONS

Section 6.1 Rights to Future Stock Issuances. Subject to the terms and conditions of this Section 6.1 and applicable securities Laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investor.

(a) The Company shall give notice (the “Offer Notice”) to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within ten (10) days after the Offer Notice is given, the Investor may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued or issuable upon the conversion or exercise of Preferred Stock at the time of the Offer Notice bears to the total Common Stock of the Company then issued and outstanding (together with any Common Stock issuable upon the issuance or exercise of options or equity grans issued pursuant to the Company incentive plan) at the time of the Offer Notice. The closing of any sale pursuant to this Section 6.1(b) shall occur within the later of thirty (30) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 6.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 6.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 6.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 6.1.

(d) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 6.1, the Company may elect to give notice to the Investor within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. The Investor shall have ten (10) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by the Investor, maintain the Investor’s percentage-ownership position, calculated as set forth in Section 6.1(b) before giving effect to the issuance of such New Securities.

(e) All rights and obligations conferred under this Section 6.1 shall terminate on the earlier of: (i) immediately prior to the Initial Offering, (ii) the day on which the Company first becomes subject to the reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) the occurrence of a Deemed Liquidation Event (as defined in the Certificate).

Section 6.2 Right of First Refusal.

(a) Subject to the terms of this Section 6.2, the Investor hereby unconditionally and irrevocably grants to the Company a right, but not an obligation (the “Right of First Refusal”) to purchase all or any portion of the Shares that the Investor may propose to Transfer (the “Transfer Shares”), at the same price and on the same terms and conditions as those offered to the Person to which the Investor proposes to Transfer such Transfer Shares (the “Prospective Transferee”).

(b) The Investor must deliver to the Company and each other Stockholder a written notice of such proposed Transfer (a “Proposed Transfer Notice”) not later than forty-five (45) days prior to the consummation of such proposed Transfer. Such Proposed Transfer Notice shall specify the number of shares of Transfer Shares to be Transferred and contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the identity of the Prospective Transferee and the intended date of the consummation of such proposed Transfer. To exercise its Right of First Refusal under this Section 6.2, the Company must deliver a written notice to each Stockholder (a “Company Notice”) within thirty (30) days after delivery of the Proposed Transfer Notice (the “Company ROFR Period”) specifying the number of shares of Transfer Shares to be purchased by the Company.

(c) The Investor hereby unconditionally and irrevocably grants to each other Stockholder a right, but not an obligation (a “Secondary Refusal Right”), to purchase of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice, as provided in Sections 6.2(c), (d) and (e). If the Company does not elect to purchase all of the Transfer Shares available pursuant to its rights under Section 6.2(a) and (b) within the Company ROFR Period, the Investor shall give written notice to each other Stockholder within five (5) days following the earlier to occur of (i) any waiver by the Company of its rights under Section 6.2(a) or (ii) the expiration of Company ROFR Period (the “Second Proposed Transfer Notice”), which Second Proposed Transfer Notice shall set forth the number of shares of Transfer Shares not purchased by the Company and which shall include the terms of Proposed Transfer Notice set forth in Section 6.2(b). Each other Stockholder shall then have the right, exercisable upon written notice to the Transferring Stockholder (the “Secondary ROFR Notice”) within ten (10) days after the receipt of the Second Proposed Transfer Notice (the “Stockholder ROFR Period”), to purchase its pro rata share of the Transfer Shares subject to the Second Proposed Transfer Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 6.2(e), the Stockholders who exercise their Secondary Refusal Right (the “Participating Stockholders”) shall effect the purchase of the Transfer Shares, including payment of the purchase price, not more than five (5) days after delivery of the Secondary ROFR Notice, and at such time the Investor shall deliver to the Participating Stockholders the certificate(s) representing the Transfer Shares to be purchased by the Participating Stockholders, each certificate to be properly endorsed for transfer.

(d) Each Stockholder’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Shares covered by the Secondary ROFR Notice and (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Participating Stockholder at the time of the Proposed Transfer Notice, and the denominator of which is the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Stockholders at the time of the Proposed Transfer Notice.

(e) In the event that not all of the Stockholder elect to purchase their pro rata share of the Transfer Shares available pursuant to their rights under Section 6.2(c) within the Stockholder ROFR Period, then the Investor shall give written notice to each of the Participating Stockholders within five (5) days following the expiration of the Secondary ROFR Period (the “Overallotment Notice”), which shall set forth the number of Transfer Shares not purchased by the other Stockholders, and shall offer such Participating Stockholders the right to acquire such unsubscribed Transfer Shares. Each Participating Stockholder shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the Investor (the “Participating Stockholders’ Overallotment Notice”) indicating the number of unsubscribed Transfer Shares that such Participating Stockholder desires to purchase, and each such Participating Stockholder shall be entitled to purchase such number of unsubscribed Transfer Shares on the same terms and conditions as set forth in the Secondary ROFR Notice. In the event that the

Participating Stockholders desire, in the aggregate, to purchase in excess of the total number of available unsubscribed Transfer Shares, then the number of unsubscribed Transfer Shares that each Participating Stockholder may purchase shall be reduced on a pro rata basis. For purposes of this Section 6.2(e) the denominator described in clause (ii) of Section 6.2(d) above shall be the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Participating Stockholders at the time of the Proposed Transfer Notice. The Participating Stockholders shall then effect the purchase of the Transfer Shares, including payment of the purchase price, not more than five (5) days after delivery of the Participating Stockholders Overallotment Notice, and at such time, the Investor shall deliver to the Participating Stockholders the certificates representing the Transfer Shares to be purchased by the Participating Stockholders, each certificate to be properly endorsed for transfer.

(f) If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or the Investor cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Company or the Stockholder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice.

Section 6.3 Drag-Along Right. In the event that (1) the Founder Directors and (2) holders of not less than a majority of the Common Stock then held by the Founders (collectively, the “Requisite Stockholders”) desire to effect a sale, lease, transfer, conveyance, disposition or other transaction, in one transaction or a series of transactions, of (x) all or substantially all of the assets of the Company or (y) 50% or more of the equity and voting power of the Company (whether by merger, consolidation, recapitalization, reorganization, purchase of all or substantially all of the capital stock of the Company or otherwise), in each case to the extent constituting a Qualifying Transaction (an “Approved Sale”), each Stockholder and the Company hereby agree:

(i) if such transaction requires approval of the holders of the capital stock of the Company, with respect to all Shares that each Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Approved Sale (together with any related amendment or restatement to the Certificate required to implement such Approved Sale) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Approved Sale;

(ii) if such transaction is structured as a sale of securities, to sell the shares of capital stock or other equity securities of the Company beneficially held by such Stockholder on the terms and conditions of the Approved Sale;

(iii) to execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested by the Company or the Requisite Stockholders in order to carry out the terms and provision of this Section 6.3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares or other equity securities of the Company owned by such Stockholder or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Approved Sale;

(v) to refrain from (x) exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Approved Sale, or (y); asserting any claim or commencing any suit (1) challenging the Approved Sale or this Agreement, or (2) alleging a breach of any fiduciary duty of the Stockholders comprising the Requisite Stockholder or any Affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Approved Sale, or the consummation of the transactions contemplated thereby;

(vi) if the consideration to be paid in exchange for the Shares pursuant to this Section 6.3 includes any securities and due receipt thereof by any Stockholder would require under applicable Law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares or other equity securities of the Company which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(vii) in the event that the Requisite Stockholders, in connection with such Approved Sale, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Approved Sale, (x) to consent to (1) the appointment of such Stockholder Representative, (2) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (3) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Approved Sale and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith or willful misconduct.

(b) All Stockholders will bear their pro rata portion (based upon the amount of consideration to be received by each such Stockholder) of the reasonable costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Stockholder on its own behalf will not be considered costs of the transaction hereunder.

Section 6.4 Right of Co-Sale.

(a) In the event that the Investor or a Founder proposes to Transfer any Shares in one transaction or a series of related transactions (a “Selling Stockholder”), other than in an Exempt Transfer, then the Selling Stockholder shall deliver to each other Stockholder a written notice (a “Co-Sale Notice”), which shall specify the number of Shares to be Transferred by the Seller Stockholder and shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the identity of the prospective transferee and the intended date of the consummation of such proposed Transfer.

(b) Each Stockholder other than the Seller Stockholder shall have a right, but not an obligation, to participate in the Transfer of Shares by the Selling Stockholder pursuant to the specified terms and conditions of the Co-Sale Notice and to Transfer on such terms and conditions up to such other Stockholder’s Co-Sale Pro Rata Portion (the “Co-Sale Right”). To exercise its Co-Sale Right under this Section 6.4, a Stockholder must deliver a written notice to the Selling Stockholder within twenty (20) days after the Seller Stockholder’s delivery of the Co-Sale Notice. To the extent a Stockholder exercises its Co-Sale Right, then either (i) the number of Shares that the Selling Stockholder may Transfer pursuant to the Co-Sale Notice shall be correspondingly reduced or (ii) the prospective transferee shall purchase, in addition to the Shares of the Selling Stockholder, such other Stockholder’s Co-Sale Pro Rata Portion. Each Stockholder that elects to exercise its Co-Sale Right pursuant to this Section 6.4 is referred to herein as a “Co-Sale Participant”.

(c) Each Co-Sale Participant shall effect its participation in the Transfer that is the subject of a Co-Sale Notice by promptly delivering to the Selling Stockholder for Transfer to the prospective transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Shares which such Co-Sale Participant elects to Transfer. The Selling Stockholder shall hold such certificates in escrow pending the closing of the sale to the prospective transferee. If the proposed Transfer that is the subject of a Co-Sale Notice is cancelled for any reason, the Selling Stockholder shall promptly return all certificates held in escrow to the respective Co-Sale Participants who delivered them to the Selling Stockholder. Upon written request and surrender of a certificate representing Shares at the offices of the Company by a Co-Sale Participant, the Company shall reissue certificates representing the Shares in the same name as the surrendered certificate and in such denominations as the Co-Sale Participant may reasonably request in order to deliver a certificate to the Selling Stockholder which represents the type and number of Shares which such Co-Sale Participant elects to sell.

(d) The stock certificate or certificates that each Co-Sale Participant delivers to the Selling Stockholder pursuant to Section 6.4(c) shall be Transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Stockholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase Shares from a Co-Sale Participant exercising its Co-Sale Right, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such Shares from such Co-Sale Participant on the same terms as described in the Co-Sale Notice.

(e) Each Stockholder that exercises its Co-Sale Right pursuant to Section 6.4 and becomes a Co-Sale Participant hereby agrees that, he, she or it shall, and will, become a party to, and execute, at the reasonable request of the Selling Stockholder, any customary agreements affecting the sale of such Shares and agreed to by the Investor, so long as the terms of such agreements which impose obligations on such Co-Sale Participants are no more onerous than similar terms in such agreement imposing obligations on the Selling Stockholder.

Section 6.5 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 6.2 and 6.4 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

ARTICLE 7

GENERAL PROVISIONS

Section 7.1 Securities Laws and Transfer Legends.

(a) Each certificate representing Shares shall be stamped or otherwise imprinted with legends substantially in the following forms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAW AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (II) THIS COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (III) THIS COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE COMPANY’S BYLAWS AND A STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE REQUIREMENTS OF SUCH DOCUMENTS, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS’ AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH THEREIN. BY ACCEPTING ANY INTEREST IN THESE SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT, INCLUDING THOSE RELATING TO THE VOTING OF SAID SHARES AND CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(b) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(c) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

Section 7.2 Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic mail with confirmation of delivery, by overnight delivery by a nationally recognized private courier, or by U.S. mail postage prepaid, certified mail. Notices delivered by hand, by electronic mail or by nationally recognized private courier shall be treated as if given on the first Business Day following receipt; provided, however, that a notice delivered by electronic mail shall only be effective if such notice is also delivered by hand, by nationally recognized private courier or deposited in the United States mail, postage prepaid, certified mail, on or before two Business Days after its delivery by electronic mail. Notices delivered by overnight delivery by a nationally recognized private courier shall be treated as if given on the second Business Day following deposit with such courier. Notices delivered by U.S. mail shall be treated as if given on the fifth Business Day following deposit with the U.S. Postal Service. All notices shall be addressed as follows:

If to the Company:

c/o FOD Capital LLC

7009 Shrimp Road, Suite 4

Key West, FL 33040

Attention: Michael Raymond

with a copy (which will not constitute notice) to:

Dickinson Wright PLLC

2600 W. Big Beaver Rd.

Suite 300

Troy, MI 48084

Attention: Dana L. Ulrich

and

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention: David Malliband

Andrew J. Warmus

Email:       david.malliband@bakermckenzie.com

andrew.warmus@bakermckenzie.com

If to the Founders:

F45 Training Inc.

236 California Street

El Segundo, California

Attention: Adam Gilchrist

Robert Deutsch

2M Properties Pty Ltd

Email:       adam@f45training.com.au

rob@f45training.com.au

marc@f45training.com

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention: David Malliband

Andrew J. Warmus

Email:       david.malliband@bakermckenzie.com

andrew.warmus@bakermckenzie.com

If to the Investor:

c/o FOD Capital LLC

7009 Shrimp Road, Suite 4

Key West, FL 33040

Attention: Michael Raymond

with a copy (which will not constitute notice) to:

Dickinson Wright PLLC

2600 W. Big Beaver Rd.

Suite 300

Troy, MI 48084

Attention: Dana L. Ulrich

Section 7.3 Amendment. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of (a) the Company, (b) the holders of at least 50% of the Preferred Stock then issued and outstanding and (c) the Founders holding at least 50% of the Common Stock then held by all Founders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Stockholder and the Company. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.

Section 7.4 Waiver and Remedies. The parties may extend the time for performance of any of the obligations or other acts of any other party to this Agreement, waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective, no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver, no failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 7.5 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 7.6 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that no Stockholder may assign any rights under this Agreement, whether by operation of Law or otherwise, without the prior written consent of the Company. No party may delegate any performance of its obligations under this Agreement. Any assignment in violation of this Section 7.5 will be null and void ab initio. No provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 7.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 7.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own legal counsel. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its legal counsel drafted the provision.

Section 7.9 Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 7.10 Specific Performance. Each party acknowledges and agrees that any breach of this Agreement would give rise to immediate, extensive and irreparable harm for which monetary damages, even if available, would not be an adequate remedy. Subject to Section 3.7(a), the parties accordingly agree that, in addition to any other remedy to which they are entitled at Law or in equity, the parties will be entitled to seek an injunction or injunctions or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement without the necessity of proving the inadequacy of money damages as a remedy or otherwise. Each party further acknowledges and agrees that any party seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.10 will not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.11 Irrevocable Power of Attorney. Each Stockholder hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding any Approved Sale pursuant to Section 6.3 hereof, and hereby authorizes the Chief Executive Officer of the Company to represent and vote, if and only if the Stockholder (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Approved Sale pursuant to and in accordance with the terms and provisions of this Agreement or to take any action reasonably necessary to effect the provisions of this Agreement. The power of attorney granted hereunder shall authorize the Chief Executive Officer of the Company to execute and deliver the documentation required to be executed and delivered by a Stockholder pursuant to this Agreement on behalf of any party failing to do so within seven (7) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 7.11 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7.15 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7.15 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

Section 7.12 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the Delaware Court of Chancery, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The consents to jurisdiction and venue set forth in this Section 7.11 will not constitute general consents to service of process in the State of Delaware and will have no effect for any purpose except as provided in this paragraph and will not be deemed to confer rights on any person other than the parties. Each party agrees that service of process upon such person, as applicable, in any action or proceeding arising out of or relating to this Agreement will be effective if notice is given by overnight courier at the address set forth in Section 7.2. The parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing will restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.13 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 7.14 Additional Parties. Any Person that acquires Shares or any other interest in the capital stock of the Company from the Company or from another Stockholder in accordance with Article 6 shall become a “Stockholder” hereunder without the need of any additional approval from the Stockholders pursuant to Section 7.3 above.

Section 7.15 Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

(a) upon the consummation of an Approved Sale; andwith respect to any Stockholder, at such time as such Stockholder no longer owns any Shares; provided, however, that if such Stockholder thereafter acquires Shares, such Stockholder shall automatically become a party to and bound by this Agreement. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination.

Section 7.16 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature pages follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

STOCKHOLDERS

Signed by
by Adam James Gilchrist

/s/ Adam James Gilchrist
Signature of Adam James Gilchrist

Signed by
by Robert Benjamin Deutsch

/s/ Robert Benjamin Deutsch
Signature of Robert Benjamin Deutsch

Signed by 2M Properties Pty Ltd (ACN 109 057 383) as trustee for The 2M Trust in accordance with section 127 of the Corporations Act 2001 by the sole director and sole company secretary

/s/ Marc Joseph Mario Marano
Signature of sole director and sole company secretary

Marc Joseph Mario Marano
Name of sole director and sole company secretary (please print)

[Signature page to the Stockholders’ Agreement]

MWIG LLC

BY:    FOD Capital LLC, its Manager

By:	/s/ Michael Raymond

Name:	Michael Raymond

Title:	Manager

COMPANY

F45 TRAINING HOLDINGS INC.

By:	/s/ Michael Raymond

Name:	Michael Raymond

Its:	President

[Signature page to the Stockholders’ Agreement]

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS’ AGREEMENT

THIS JOINDER to the Stockholders’ Agreement dated as of [ • ] by and among [ • ] (the “Company”) and the Stockholders of the Company (the “Stockholders’ Agreement”), is made and entered into as of the date set forth on the signature page hereto by and between the Company and the undersigned holder of the Shares (the “Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stockholders’ Agreement.

WHEREAS, Stockholder is acquiring Shares or rights to acquire Shares, and the Stockholders’ Agreement and the Company require Stockholder, as a holder of such interests, to become a party to the Stockholders’ Agreement, and Stockholder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Stockholder hereby agrees that upon execution of this Joinder, he, she or it shall become a party to the Stockholders’ Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement as though an original party thereto and shall be deemed a “Stockholder” for all purposes thereof.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Stockholder and any subsequent holders of Shares and the respective successors and assigns of each of them, so long as they hold any Shares, in each case subject to the terms and provisions of the Stockholders’ Agreement.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 7.2 of the Stockholders’ Agreement, all notices, demands or other communications to the Stockholder shall be directed to the address, email, or facsimile of such Stockholder as set forth on the signature page hereto.

5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*    *    *    *    *

The undersigned hereby executes and delivers the Stockholders’ Agreement to which this Signature Page is attached effective as of the date of the Stockholders’ Agreement, which Stockholders’ Agreement and Signature Page, together with all counterparts of such Stockholders’ Agreement and signature pages of the other Stockholders named in such Stockholders’ Agreement, shall constitute one and the same document in accordance with the terms of such Stockholders’ Agreement.

Date of Joinder: [ • ]

By:

(Signature)

Name:

Title:

Address:

Facsimile:

Email: